Exhibit 31.4

OFFICERS’ CERTIFICATE

The undersigned, Walter L. Fitzgerald, Senior Vice President and Chief Accounting Officer, and Marc Kilbride, Vice President and Treasurer, of CenterPoint Energy Houston Electric, LLC (“CenterPoint Houston”), hereby certify pursuant to Section 3.06 of the Transition Property Servicing Agreement, dated as of October 24, 2001, between CenterPoint Energy Transition Bond Company, LLC (formerly Reliant Energy Transition Bond Company LLC), as Issuer, and CenterPoint Houston, as Servicer (the “Agreement”) that

(i)	a review of the activities of the Servicer during the period January 1, 2009 through December 31, 2009 and of its performance under the Agreement has been made under our supervision, and

(ii)	to the best of our knowledge, based on such review, the Servicer has fulfilled all its obligations under the Agreement throughout such period.

March 30, 2010	/s/ Walter L.Fitzgerald
Date	Walter L. Fitzgerald
Senior Vice President and Chief Accounting Officer

March 30, 2010	/s/ Marc Kilbride
Date	Marc Kilbride
Vice President and Treasurer